EXHIBIT 99.1

PRESS RELEASE

       TARRANT APPAREL GROUP APPOINTS SIMON MANI TO ITS BOARD OF DIRECTORS

         LOS ANGELES,  Dec. 8, 2004 -- Tarrant  Apparel  Group  (Nasdaq:  TAGS -
News), a leading provider of private label and private brand casual apparel, today announced that Simon Mani has been appointed to the Company's Board of Directors, effective immediately. The addition of Mr. Mani expands the Company's Board to nine members and increases the Board's independent membership to five, giving independent directors a majority of Board seats.

         Mr. Mani, has more than 30 years of experience in the consumer products business and currently holds the position of General Manager at the Mani Brothers Real Estate Investment Group, which owns, manages, and leases over one million square feet of commercial property. Prior to co-founding Mani Brothers in 1994, Mr. Mani started the International Baking Company with his brother and sold it in November 1992 to Sara Lee Corporation. Until December 2001, Mr. Mani served as President of Sara Lee Bakery's Sara Lee Fresh division.

         Commenting on the appointment, Gerard Guez, Chairman of Tarrant Apparel Group, stated "We are pleased to welcome Simon as a strong new addition to the Company's Board of Directors. He brings a wealth of experience in growing and managing successful companies by making quality products backed by superior service. This perspective, combined with his entrepreneurial background, will be a valuable asset to Tarrant Apparel Group as we work to execute our strategic plan and provide long-term value for our shareholders."

         ABOUT TARRANT APPAREL GROUP

         Tarrant Apparel Group serves specialty retailers, mass merchants, national department stores, and branded wholesalers by designing, merchandising, contracting for the manufacture of, and selling casual and well-priced apparel for women, men, and children.

         Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this news release include the anticipated consummation of the sale transaction in the second half of 2004. Factors which could cause actual results to differ materially from these forward-looking statements include satisfaction of conditions to closing of the sale transaction, including conditions that are outside of the parties' control such as approval of the transaction by Mexican antitrust authorities. There can be no assurance that these conditions will be satisfied or that the sale transaction will be consummated. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source:         Tarrant Apparel Group

CONTACT: Investor Relations: Melissa Myron or Lila Sharifian, both for Tarrant Apparel Group, +1-212-850-5600